SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Q.E.P. CO., INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Q.E.P. CO., INC.

1081 Holland Drive

Boca Raton, Florida 33487

June 26, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Q.E.P. Co., Inc. (the “Company”), which will be held at the Company’s principal office, 1081 Holland Drive, Boca Raton, Florida 33487, on July 11, 2003, at 10:00 a.m., local time.

The notice of the meeting and proxy statement on the following pages cover the formal business of the meeting. Please give these proxy materials your careful attention. It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign, and return the accompanying proxy card in the enclosed envelope in order to make sure your shares will be represented at the Annual Meeting. If you decide to attend the Annual Meeting you may revoke your proxy at any time and vote in person, even if you have previously returned your form of proxy, by following the procedures set forth in this proxy statement.

The continuing interest of the stockholders in the business of the Company is gratefully acknowledged. We hope you will attend the meeting.

Sincerely,

/s/ LEWIS GOULD
Lewis Gould
Chairman and Chief Executive Officer

Q.E.P. CO., INC.

1081 Holland Drive

Boca Raton, Florida 33487

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 11, 2003

The Annual Meeting of Stockholders of Q.E.P. Co., Inc. will be held at the Company’s principal office, 1081 Holland Drive, Boca Raton, Florida 33487, on July 11, 2003 at 10:00 a.m., local time, for the following purposes:

1.	To elect five directors to serve until the 2004 Meeting of Stockholders; and

2.	To ratify and approve the issuance of Company common stock in connection with the guaranty of Company obligations by the Company’s Chairman of the Board, Chief Executive Officer, and largest stockholder; and

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent certified public accountants for fiscal year 2004; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on June 20, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

Stockholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE MEETING. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

By Order of the Board of Directors

/s/ SUSAN J. GOULD
Susan J. Gould Secretary

Boca Raton, Florida

June 26, 2003

Q.E.P. CO., INC.

1081 Holland Drive

Boca Raton, Florida 33487

PROXY STATEMENT

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

This proxy statement is first being sent to stockholders on or about June 26, 2003, in connection with the solicitation of proxies by the Board of Directors of Q.E.P. Co., Inc. (the “Company”), to be voted at the Annual Meeting of Stockholders to be held on July 11, 2003, and at any adjournment thereof (the “Meeting”). The close of business on June 20, 2003 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding 3,384,590 shares of $0.001 par value Common Stock (“Common Stock”), entitled to one vote per share.

Shares represented by duly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting. If stockholders specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxies will be voted as specified. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the election of directors; FOR the ratification and approval of the issuance of common stock in connection with the guaranty of Company loan obligations by the Company’s Chairman of the Board, Chief Executive Officer, and largest stockholder; and FOR the ratification of the appointment of the independent certified public accountants. The Board of Directors knows of no other matters that may be brought before the Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

Stockholders who hold their shares through an intermediary must provide instructions on voting as requested by their bank or broker. A stockholder who signs and returns a proxy may revoke it at any time before it is voted by taking one of the following three actions: (i) voting in person at the Meeting; (ii) giving written notice of the revocation to the Secretary of the Company; or (iii) executing and delivering a proxy with a later date provided that no revocation will be effective until written notice of the revocation is received by the Company at or prior to the Meeting.

A majority of the outstanding shares of Common Stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Meeting. The affirmative vote of at least a majority of the votes of the shares of Common Stock present in person or represented by proxy at the Meeting is required to approve all matters to be voted upon at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by one or more inspectors of election, appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and broker non-votes will be counted as shares present in the determination of whether shares of the Company’s Common Stock represented at the Meeting constitute a quorum. With respect to all matters to be voted upon at the meeting, abstentions will be treated as votes AGAINST and broker non-votes will not be counted for the purpose of determining whether a proposal has been approved.

The expense of preparing, printing, and mailing proxy materials to stockholders of the Company will be borne by the Company. The Company will also reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company’s stock.

The executive office of the Company is located at 1081 Holland Drive, Boca Raton, Florida 33487 and the telephone number is (561) 994-5550.

SECURITY OWNERSHIP OF MANAGEMENT AND

CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to the Company’s Common Stock beneficially owned on June 20, 2003, by (i) each director and director nominee, (ii) each Named Executive Officers (as defined below) in the Summary Compensation Table, (iii) all directors and Executive Officers of the Company as a group, and (iv) any person who is known by the Company to be the beneficial owner of more than five percent of the Common Stock outstanding. Beneficial ownership means sole or shared voting power or investment power with respect to a security. The Company has been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
Lewis Gould(2)	1,701,698	49.0%
Susan J. Gould(3)	440,940	13.1%
Private Management Group(4) 20 Corporate Park, Suite 400, Irving, CA 92606	429,548	12.4%
First Wilshire Securities Management, Inc 600 South Lake Street Suite 100 Pasadena, CA 91106	180,500	5.3%
Marc P. Applebaum(5)	46,745	1.4%
Leonard Gould(5)	21,603	*
Christian Nast(6) 56 Creampot Road, Hartland, Vermont 05048	33,660	1.0%
Emil Vogel(7) 649 Hyslip Avenue, Westfield, New Jersey 07090	21,160	*
Geary Cotton 615 Idlewyld Drive, Fort Lauderdale, Florida 33301	—	*
Robert Feuerzeig(8) 33B Southport Lane, Boynton Beach, Florida 33436	10,760	*
Ernst Ohnell(9) 75 Khakum Wood Road, Greenwich, Connecticut 06831	99,570	3.0%
John Chrzan(5)	3,505	*
David Greer(5)	4,340	*
All directors and executive officers as a group (10 persons)(10)	1,996,079	55.2%

*	Less than 1%.
(1)	Unless otherwise specified, the address of each person in this table is c/o Q.E.P. Co., Inc., 1081 Holland Drive, Boca Raton, Florida 33487.
(2)	Includes 384,152 shares of Common Stock held by Mr. Gould as Trustee of a voting trust for the benefit of Susan J. Gould. Mr. Gould has the right to vote such shares until March 15, 2012 pursuant to the terms of a voting trust agreement and a right of first refusal to acquire any shares of Common Stock subject to the voting trust at a price equal to the then prevailing market price of the Common Stock. Includes 50,000 shares granted to Mr. Gould in May 2003 by the Company in exchange for his guaranty of certain indebtedness of the Company. Includes 70,550 shares, which may be acquired within 60 days through the exercise of stock options granted under the Company’s Omnibus Stock Plan of 1996. Includes options for 50,000 shares, which may be acquired within 60 days through the exercise of stock options granted in July 2001 outside of the Company’s Omnibus Stock Plan of 1996.
(3)	Includes 384,152 shares of Common Stock held by Mr. Lewis Gould as trustee of a voting trust for the benefit of Susan J. Gould. Mr. Gould has the right to vote such shares until March 15, 2012 pursuant to the terms of a voting trust agreement and has a right of first refusal to acquire any shares of Common Stock subject to the voting trust at a price equal to the then prevailing market price of the Common Stock. Includes 3,750 shares, which may be acquired within 60 days through the exercise of stock options granted under the Company’s Omnibus Stock Plan of 1996. In May 1998, the Board of Directors authorized the Company to repurchase from Ms. Gould, from time to time, up to 1,000 shares of Common Stock per month at a price per share equal to $.50 less than the closing price of the Common Stock on the date of repurchase. Ms. Gould is not obligated to sell any shares of Common Stock to the Company. However, as of June 20, 2003, Ms. Gould has sold a total of 78,000 shares to the Company.
(4)	As reported in the most recent Schedule 13G filed by Private Management Group.
(5)	In the case of Messrs. Applebaum, Gould, Chrzan and Greer, the amount includes 44,620, 18,103, 3,505 and 4,340 shares, respectively, which may be acquired within 60 days through the exercise of stock options granted under the Company’s Omnibus Stock Plan of 1996.
(6)	Includes 21,660 shares, which may be acquired by each individual within 60 days through the exercise of stock options granted under the Company’s Omnibus Stock Plan of 1996.
(7)	Includes 21,160 shares, which may be acquired within 60 days through the exercise of stock options granted under the Company’s Omnibus Stock Plan of 1996.
(8)	A director not seeking reelection and includes 10,760 shares, which may be acquired within 60 days through the exercise of stock options granted under the Company’s Omnibus Stock Plan of 1996.
(9)	A director not seeking reelection and includes 5,320 shares, which may be acquired within 60 days through the exercise of stock options granted under the Company’s Omnibus Stock Plan of 1996.

(10)	Includes 265,768 shares, which may be acquired within 60 days through the exercise of stock options granted under the Company’s Omnibus Stock Plan of 1996.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the Meeting five directors are to be elected to hold office until the 2004 Annual Meeting of Stockholders and until their successors have been elected and qualified. The five nominees for election as directors are Leonard Gould, Lewis Gould, Christian Nast, Geary Cotton, and Emil Vogel. Each nominee is currently a member of the Board. Information concerning each of the nominees is set forth below. The persons named in the enclosed proxy card have advised that, unless otherwise directed on the proxy card, they intend to vote FOR the election of the nominees, and that should any nominee become unable or unwilling to accept nomination or election for any reason, votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable or unwilling to serve if elected.

Nominees for Director

Nominee	Age	Position, Principal Occupation, Business Experience and Directorships	Director Since

Lewis Gould	60	Chairman of the Board and Chief Executive Officer of the Company since 1979 (inception).	1979

Emil Vogel(1)(2)	60	President, Tarnow Associates, an executive search firm, since 1982. Director of PubliCARD, Inc. (NASD: CARD), a smart card solutions for educational and corporate campuses company, since 2001.	1997

Christian Nast(1)(2)	71	Chairman, Hartland Pty. Ltd., an investment company, from 2000 to present. Vice Chairman, Chief Executive Officer and President, Rexall Sundown, Inc. (“Rexall”) (NASD: RXSD), a nutritional supplement company from 1995 through 2000. From 1989 to 1995, he was Executive Vice President, North America at Colgate Palmolive Company, a household products company.	1998

Leonard Gould	34	Vice President, National Accounts of the Company, since 1998. Management positions in the Company since 1995. Mr. Gould is the son of Lewis Gould and Susan Gould.	1999

Geary Cotton(2)	51	Consultant to various companies in the area of corporate development since 2001. From 1986 to 2001, Vice President, Treasurer and Chief Financial Officer of Rexall Sundown, a nutritional supplement company.	2002

(1) Member of the Compensation Committee. (2) Member of the Audit Committee

Other Executive Officers

Executive Officer	Age	Position, Principal Occupation, Business Experience and Directorships

Susan J. Gould	57	Corporate Secretary of the Company since 1979 (inception).

Marc P. Applebaum	47	Senior Vice President, Chief Financial Officer and Treasurer of the Company since March 1997. Senior Vice President of Finance and Control and Assistant Treasurer from December 1993 to March 1997 of Pueblo-Xtra International, Inc., a food retailer based in Florida and Puerto Rico. Audit partner with the international accounting firm of Coopers & Lybrand, from 1991 to 1993.

John Chrzan	67	Senior Vice President, Sales of the Company, since 2001. Management positions in the Company since 1994.

David Greer	36	Vice President, International Operations since 2002. Management positions in the Company since 2000.

The Board of Directors and its Committees

During the fiscal year ended February 28, 2003, the Company’s Board of Directors held four meetings. Each of the Company’s directors attended at least 75% of the total number of Board meetings and meetings of committees of which he is a member that were held during fiscal year 2003. During the period of fiscal 2003 that Mr. Cotton served as a Director of the Company, the Board of Directors held two meetings, each of which he attended. The Board of Directors has standing audit and compensation committees.

The Compensation Committee consists of Christian Nast and Emil Vogel, each of whom is a non-employee director of the Company. The purpose of the Compensation Committee is to recommend to the Board both base salary levels and bonuses for the Chief Executive Officer and the other officers of the Company. The Compensation Committee also reviews and makes recommendations with respect to the Company’s existing and proposed compensation plans, and serves as the committee responsible for awarding grants to employees of options under the Company’s Omnibus Stock Plan of 1996. During fiscal 2003, the Compensation Committee met once to determine the salary and bonus payable to the Company’s Chief Executive Officer. The Compensation Committee also participated in discussing with the Chief Executive Officer regarding the determination of the salaries and bonuses paid to the Company’s other executive officers but did not formally approve such compensation. See “Board Compensation Committee Report on Executive Compensation.”

From March 1, 2002 through September 30, 2002, the Audit Committee consisted of Christian Nast, Emil Vogel and Robert Feuerzeig, a director who is not seeking reelection. Subsequent to October 18, 2002, the Audit Committee has consisted of Christian Nast, Emil Vogel and Geary Cotton. Pursuant to the revised Audit Committee charter adopted in October 2002, the duties of the Audit Committee are to select, retain, and evaluate the Company’s independent certified public accountants to review and approve in advance all related party transactions, to meet with the Company’s independent certified public accountants to review the scope of audit procedures employed by the Company’s independent auditors, to review and approve the audit reports rendered by the Company’s independent accountants, to review and discuss all factors and relationships affecting the independence of the independent certified accountants and to approve the audit fee and all permissible non-audit services performed by the accountants. In accordance with the National Association of Security Dealers guidelines, all Audit Committee members are able to read and understand financial statements. During fiscal 2003, the Audit Committee met three times.

Compensation of Directors

During fiscal 2003, the fee paid to all non-employee Directors was $2,000 for each meeting of the Board of Directors and $500 for each committee meeting attended. In addition, non-employee directors also receive for attendance at each board meeting options to purchase 2,000 shares of the Company’s common stock with an exercise price equal to the fair market value of such common stock on the date of grant. The Directors are also reimbursed for reasonable travel or other out-of-pocket expenses incurred in connection with attending such meetings. No employee of the Company received any additional compensation for his service as a Director.

Certain Relationships and Related Party Transactions

Ernst Ohnell, a director during the 2003 fiscal year who is not seeking reelection, received compensation in the amount of $16,000 for providing operational advisory services to the Company during fiscal 2003. Further, Mr. Ohnell is a limited partner in HillStreet Capital, a firm that, in April 2001, refinanced a portion of the Company’s subordinated debt. The Company borrowed $4,500,000 from HillStreet in April 2001, and this amount was repaid to HillStreet in May 2003 as a result of the Company’s debt restructuring in November 2002.

In May 2003, in connection with a $4.5 million term loan entered into by the Company and its current lenders, Lewis Gould, the Company’s Chairman and Chief Executive Officer, agreed to personally guaranty up to $3.0 million of such debt. The proceeds of the loan were used by the Company to repay its then existing subordinated indebtedness to HillStreet Capital. In return for the guaranty, the Company issued 50,000 shares of its common stock held as treasury stock to Mr. Gould. The Company also agreed to indemnify Mr. Gould in the event he was required to pay money to the Lenders pursuant to the guaranty. Based on an independent appraisal, the value of these shares was determined to be $275,000 or $5.50 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who beneficially own more than ten percent of the Common Stock of the Company (“Ten Percent Owners”) to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. The Company’s directors, executive officers and Ten Percent Owners are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports received by it, the Company believes that during the fiscal year ended February 28, 2003, its directors, executive officers and Ten Percent Owners complied with all applicable filing requirements, except for a Form 4 by each of Geary Cotton, Robert Feuerzeig, Christian Nast, Ernst Ohnell, and Emil Vogel reporting acquisitions of options to purchase shares of Common Stock, a Form 3 by David Greer, and a Form 3 by Ernst Ohnell, which were filed late.

Executive Compensation

The following table presents certain information concerning the compensation received or accrued for services rendered during the fiscal years ended February 28, 2003, February 28, 2002 and February 28, 2001 for the Company’s Chief Executive Officer and the four other highest paid executive officers of the Company in fiscal year 2003 (collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation						Long-term Compensation
Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensation		Number of Securities Underlying Options
Lewis Gould Chairman and Chief Executive Officer	2003 2002 2001	$435,399 435,383 401,155		$215,000 — —		$19,532 19,532 19,700	(1) (1) (1)	— 90,000 —

Marc P. Applebaum Chief Financial Officer and Treasurer	2003 2002 2001	$220,000 220,000 206,930		$65,000 — —	(3)	$9,019 1,819 2,500	(1) (1) (1)	5,000 16,000 3,500

Leonard Gould Vice President National Accounts	2003 2002 2001	$153,200 127,484 116,422		$35,000 — —		1,893 1,893 1,739	(1) (1) (1)	3,000 8,750 2,500

John Chrzan Senior Vice President Sales	2003 2002 2001	$140,028 142,590 110,217		$10,000 — —		2,096 2,096 2,147	(1) (1) (1)	— 1,500 —

David Greer Vice President International Operations	2003 2002 2001	$135,431 123,414 —	(2)	$19,827 — —		— — —		3,000 5,000 —

(1)	Represents contributions made by the Company under its 401(K) and profit sharing plans, and in the case of Mr. Gould, an automobile allowance in the amount of $18,000, $18,000 and $17,200 in 2003, 2002 and 2001, respectively. In the case of Mr. Applebaum, included is an automobile allowance of $7,200 in 2003.

(2)	Excludes amounts paid to Mr. Greer as General Manager of the Company’s Australian subsidiary prior to his appointment, on August 1, 2001, to a Vice President position with the Company.

(3)	Include $30,000 previously advanced to Mr. Applebaum in 2001.

Option Grants in Fiscal 2003

The following table sets forth certain information relating to option grants pursuant to the Company’s Omnibus Stock Plan of 1996 in the fiscal year ended February 28, 2003 to the Named Executive Officers:

Option Grants in Last Fiscal Year

Name	Number of Shares of Common Stock Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Values at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5%	10%
Marc P. Applebaum	5,000	40.0%	$4.45	7/12/12	$30,689	$62,047
Leonard Gould	3,000	24.0%	$4.45	7/12/12	$18,413	$37,228
David Greer	3,000	24.0%	$4.45	7/12/12	$18,413	$37,228

(1)	Potential realizable value is based on the assumed growth rates for the option term. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised; therefore, there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

Option Values as of February 28, 2003

The following table sets forth certain information with respect to the unexercised options to purchase Common Stock granted to the Named Executive Officers. None of the Named Executive Officers exercised any options to purchase Common Stock during the fiscal year ended February 28, 2002.

	Number of Securities Underlying Unexercised Options at February 28, 2003		Value of Unexercised In-the-Money Options at February 28, 2003(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Lewis Gould	120,550	13,200	$190,391	$31,284
Marc P. Applebaum	44,620	8,630	$47,639	$20,754
Leonard Gould	18,103	4,897	$18,074	$11,713
John Chrzan	3,505	495	$2,768	$1,302
David Greer	4,340	3,660	$10,840	$8,460

(1)	Based on the public trading price of the Common Stock of $6.50 on February 28, 2003.

Equity Compensation Plan Information

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options	Weighted Average Exercise Price Of Outstanding Options	Number Of Securities Remaining Available For Future Issuance Under The Equity Compensation Plan (Excluding Securities Reflected In The First Column)
Equity Compensation Plan Approved by Security Holders (1)	348,613	$5.29	91,875
Equity Compensation Plan Not Approved by Security Holders	50,000	$4.00	0

(1)	This plan is the Company’s Omnibus Stock Plan of 1996.

401(K) Plan

Effective March 1, 1995, the Company merged, amended and restated its prior defined contribution profit sharing plan and its prior 401(k) plan into a revised plan (the “401(k) Plan”) to provide retirement income to employees of the Company. The prior plans were, and the 401(k) Plan is intended to remain, qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan covers all employees who are at least age 21 and have completed three months of service. It is funded each year by the following contributions: (i) voluntary pre-tax (“salary reduction”) contributions from employees up to a maximum dollar limit set by law (and increased for cost of living changes), (ii) discretionary matching contributions by the Company equal to a percentage of the amount of the employee’s salary reduction contribution, which percentage is to be determined each year by the Company (and may be zero), and (iii) a profit sharing contribution, the amount of which, if any, is determined by the Company in its sole discretion. Upon leaving the Company, each participant is 100% vested with respect to the participant’s contributions and is vested based on years of service with respect to the Company’s matching contributions. Contributions are invested as directed by the participant in investment funds available under the 401(k) Plan. Full retirement benefits are payable to each participant in a single cash payment upon the participant’s retirement, termination of employment, death or disability.

Employment Agreement

Effective May, 2002, the Company entered into an employment agreement with Lewis Gould. The agreement provides that Mr. Gould shall devote his full business time to the Company, may be terminated by the Company for “cause” (as defined in the agreement) and will receive an annual base salary of $435,000 subject to adjustment for cost of living increases and other factors. The agreement provides that Mr. Gould may receive stock options and an annual bonus at the discretion of the Board of Directors. He will also receive lump sum compensation equal to 2.9 times his annual salary and bonus and all insurance and other benefits for the longer of the term of the agreement or three years in the event of his termination following a non-negotiated change in control of the Company. The agreement also provides Mr. Gould with an automobile allowance. The agreement is for a five-year term and is subject to successive one-year renewals thereafter.

Compensation Committee Interlocks and Insider Participation

During fiscal 2003, the members of the Compensation Committee were Christian Nast and Emil Vogel, each of whom is a non-employee director of the Company. Lewis Gould, the Company’s Chairman and Chief Executive Officer, participated in deliberations concerning executive compensation (other than the compensation of the Chief Executive Officer) during the Company’s fiscal year ended February 28, 2003. See “Board Compensation Committee Report on Executive Compensation.”

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

Board Compensation Committee Report On Executive Compensation

All executive officer compensation for fiscal 2003 (other than the compensation of the Chief Executive Officer) was established by Lewis Gould, the Company’s Chairman of the Board and Chief Executive Officer. In determining executive officer compensation, Mr. Gould took into consideration all factors he deemed relevant, including business conditions in general and in the Company’s line of business, the Company’s performance, and the performance of the specific executive officer under consideration. While the Board of Directors was advised of Mr. Gould’s determinations and Mr. Gould acted after receiving the advice and recommendations of other executive officers, his decisions were not brought to the Board of Directors nor the Compensation Committee for formal action. In addition to salaries and retirement plan contributions, the compensation program for executive officers in fiscal 2003 also included awards of stock options under the Company’s Omnibus Stock Plan of 1996. The awards granted to executive officers during fiscal 2003 under this plan were approved by the Compensation Committee and the Board of Directors. The Board of Directors believes that stock options provide additional incentive to executive officers to continue in the service of the Company and align the interests of executive officers with those of the Company’s stockholders.

The compensation for Mr. Gould was governed by the terms of an employment agreement entered into in May 2002, which provided for an adjustment to his annual salary based on the change in the cost of living index. During fiscal 2003, Mr. Gould’s annual salary was $435,000, and he received an annual discretionary bonus of $215,000. In determining the base salary and bonus to be paid to Mr. Gould, the Compensation Committee considered a number of factors, including the Company’s increase in net profit for the fiscal year and the overall performance of the Company attributable to Mr. Gould’s efforts, business conditions in general, and market compensation for executives with similar background and experience.

As described in this report, Lewis Gould, individually, and the other members of the Compensation Committee determined portions of executive officer compensation for fiscal 2003, respectively. Accordingly, this report is provided by each member of the Compensation Committee who participated in determining 2003 executive officer compensation, and who currently serves as a member of the Company’s Board of Directors.

Emil Vogel

Christian Nast

Audit Committee Report

The Board of Directors maintains an Audit Committee comprised currently of three of the Company’s outside directors. The Audit Committee operates under a written charter, attached hereto as Exhibit A, that was substantially revised in October 2002 to reflect the requirements implemented by the Sarbanes-Oxley Act of 2002 as well as the requirements of the NASDAQ National Market (“NASDAQ”). The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the requirements of the NASDAQ governing audit committee composition and the requirement that audit committee members be “independent directors” as such term is defined by the NASDAQ.

The Audit Committee assists the Board of Directors in the overseeing of the quality and integrity of the Company’s accounting and financial reporting practices. In fulfilling its oversight responsibilities, the Audit Committee reviewed the financial statements included in the quarterly filings with the Securities and Exchange Commission (“SEC”) on Form 10-Q and the audited financial statements in the Annual Report on Form 10-K of the Company with management including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of the footnote disclosures contained in, or used in the compilation of, the financial statements of the Company. Additionally, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the implementation and maintenance of effective systems of internal and disclosure controls and by reviewing and approving, in advance, any related part transaction.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters required to be discussed under general auditing standards, including Statement on Auditing Standards No. 61. Additionally, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors as required by the Independence Standards Board, Standard No. 1.

The Audit Committee has implemented procedures to ensure that during the course of each year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

The Audit Committee has discussed with the Company’s independent auditors the overall scope and plans for their audit, the results of such audit, their evaluation of the Company’s internal controls and the quality of the financial reporting practices of the Company.

The Company incurred the following fees, including expenses billed to the Company, for the fiscal year ended February 28, 2003 by Grant Thornton LLP, the Company’s independent accounting firm:

Audit fees – Fees for the fiscal 2003 audit and the reviews of the interim financial statements included in Forms 10-Q were approximately $279,823;

Financial Information and Systems Design and Implementation Fees – No fees were paid pertaining to the design or implementation of the financial information systems for the fiscal year ended February 28, 2003;

All Other Fees – Aggregate fees for all other services, rendered by Grant Thornton LLP for the fiscal year ended February 28, 2003 were approximately $143,477, consisting primarily of tax return preparation, research and Internal Revenue Service tax examinations.

In reliance on the reviews and discussions referred to above and when considering whether the level of non-audit services provided by Grant Thornton LLP is consistent with the maintenance of their independence, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2003 for filing with the SEC. The Board of Directors of the Company has approved such recommendation.

Management is responsible for the Company’s financial reporting process and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the independent auditors are responsible for auditing those financial statements. The Audit Committee is responsible for monitoring and reviewing these processes, not to conduct auditing or accounting reviews and procedures. Members of the Audit Committee are not required to be accountants or auditors by profession. The Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America.

This section is not “Soliciting Material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Geary Cotton

Christian Nast

Emil Vogel

Performance Graph

The following graph is a comparison of the cumulative total returns for the Company’s Common Stock as compared with the cumulative total return for the NASDAQ Stock Market (U.S.) Index and the Russell 2000 Index. The Securities and Exchange Commission rules provide that the Company may compare its returns to those of issuers with similar market capitalization if the Company does not use a published industry or line-of-business index as a comparison and does not believe it can reasonably identify a peer group. After reasonable inquiry, the Company determined that no existing published industry or line-of-business indexes were applicable to the Company’s business. In addition, the Company was unable to identify a peer group of publicly traded companies to which it believed a reasonable and meaningful comparison could be made. Therefore, the Company determined to compare its returns to those of the Russell 2000 Index, an index which the Company believes includes companies with market capitalizations similar to its own. The graph assumes that $100 was invested in the Company’s Common Stock on February 28, 1998 and in each of the indexes on such date, and that all dividends were reinvested.

	2-28-98	2-28-99	2-29-00	2-28-01	2-28-02	2-28-03
Q.E.P. Co., Inc.	$100	$101	$95	$59	$63	$96
NASDAQ Stock Market (U.S.)	$100	$130	$266	$121	$99	$77
Russell 2000	$100	$86	$128	$107	$107	$83

The Company cautions that the stock price performance shown in the graph above should not be considered indicative of potential future stock price performance.

PROPOSAL 2 – RATIFICATION AND APPROVAL OF ISSUANCE OF RESTRICTED STOCK IN CONNECTION WITH GUARANTY OF COMPANY OBLIGATIONS BY THE COMPANY’S CHIEF EXECUTIVE OFFICER, CHAIRMAN OF THE BOARD, AND LARGEST STOCKHOLDER

General

In November 2002, the Company entered into an amended and restated loan agreement with its existing senior lender and a second lender. The agreement, among other things, increased the Company’s borrowing capacity under a revolving loan facility to $23 million dollars and included a $4.5 million term loan to be used to refinance the Company’s existing subordinated debt facility (the “2003 Term Loan”). In connection with the 2003 Term Loan, the Company’s lenders required that Lewis Gould, the Company’s Chairman of the Board, Chief Executive Officer, and largest stockholder, personally guaranty up to a maximum of $3 million of this loan, provided that Mr. Gould’s potential liability under the guaranty decreases in an amount equal to each payment made by the Company under the 2003 Term Loan (the “Guaranty”).

In consideration of Mr. Gould entering into the Guaranty for and on behalf of the Company and the substantial benefits derived by the Company thereby, the Company’s Board of Directors and the Audit Committee unanimously approved (with Lewis Gould and Leonard Gould abstaining from voting) an agreement between the Company and Mr. Gould (the “Agreement”), pursuant to which the Company agreed to grant to Lewis Gould 50,000 shares of the Company’s Common Stock (the “Shares”). Based upon an independent appraisal, the value of the Shares was determined to be $275,000 or $5.50 per share.

Stockholders of the Company should read the complete text of the Guaranty and the Agreement, copies of which have been filed by the Company with the Commission with the Company’s Form 10-K for the year ended February 28, 2003. The summary of the Guaranty and the Agreement contained in this proxy statement does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of such documents.

The NASDAQ Stock Market, Inc. Rule 4350

Under Rule 4350 adopted by the NASDAQ Stock Market, Inc. (“NASDAQ”), the Company is generally required to obtain shareholder approval prior to issuing any shares of the Company’s Common Stock to an officer or director of the Company.

Stockholder Approval

As a result of NASDAQ Rule 4350, the Board of Directors of the Company is seeking stockholder ratification and approval of the issuance of the Shares to Lewis Gould. A majority of the total shares present and voting on the proposal at the Meeting, in person or by proxy, shall constitute the required approval. As of the Record Date, Lewis Gould beneficially owned approximately 53.5% of the outstanding shares of the Company’s Common Stock entitled to vote at the Meeting on this Proposal, and he is expected to vote all of his shares in favor of this Proposal. As a result, it is very likely that the Proposal regarding the issuance of Shares to Lewis Gould will be approved by the stockholders. However, if the stockholders of the Company fail to approve the issuance of the Shares to Lewis Gould, the Company will attempt to renegotiate the terms of the Agreement with Mr. Gould.

The Board of Directors of the Company recommends a vote for the approval of the Proposal regarding the issuance of the Shares to Lewis Gould. The Board believes that the Guaranty entered into by Mr. Gould in connection with the 2003 Term Loan is in the best interests of the Company and its public stockholders. The 2003 Term Loan permitted the Company to have access to additional capital on terms that compare favorably to the Company’s other financing options and enabled the Company to repay other debt that was accruing interest at a higher rate than that being charged under the 2003 Term Loan. In reaching its decision to issue the Shares to Mr. Gould and recommend this Proposal to the Company’s stockholders, the Board considered, among other things, the Company’s long-term strategic plan, its capital structure, its resources, operations, management and historical and potential earnings, as well as the Company’s future prospects both with and without the 2003 Term Loan, and the Company’s other financing options.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Company’s Audit Committee has appointed Grant Thornton LLP, Weston, Florida, as independent certified public accountants to audit the consolidated financial statements of the Company for the year ending February 29, 2004. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by stockholders. The Company has not had any changes in or disagreements with its independent accountants on accounting or financial disclosure issues. If the stockholders do not ratify the appointment of Grant Thornton LLP, the Company will select other independent accountants. The Board of Directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent certified public accountants for the year ending February 29, 2004.

Annual Report

The Company’s Annual Report to Stockholders, including financial statements for the year ended February 28, 2003, is being distributed to all stockholders of the Company together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission. Additional copies of such report are available upon request. To obtain such additional copies, please contact the Company’s Investor Relations Department at (561) 994-5550.

Upon written request, the Company will provide stockholders with a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission (including financial statements and schedules thereto) for the fiscal year ended February 28, 2003, without charge. Please direct written requests to: Marc Applebaum, Investor Relations Department, Q.E.P. Co., Inc., 1081 Holland Drive, Boca Raton, Florida 33487.

Proposals Of Stockholders

Proposals of stockholders intended for presentation at the 2004 Annual Meeting of Stockholders must be received by the Company on or before February 26, 2004 in order to be included in the Company’s proxy statement and form of proxy for that meeting.

Other Matters

The Board of Directors is not aware of any other matters to come before the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment in such matters.

Exhibit A

Q.E.P. CO., INC.

AUDIT COMMITTEE CHARTER

I.	PURPOSE

The primary function of the Audit Committee of the Board of Directors of Q.E.P. Co., Inc. (the “Corporation”) is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to the Securities and Exchange Commission (the “Commission”) or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and system of internal controls and the integrity of the Corporation’s financial statements.

•	Review and evaluate the work of the Corporation’s internal auditors and outside auditors.

•	Confirm the qualification and independence of the Corporation’s outside auditors.

•	Provide an open avenue of communication among the outside auditors, financial and senior management, and the Board of Directors.

•	Oversee that management has established and maintained processes to assure compliance by the Corporation with all applicable laws and regulations and Corporation policy.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.	COMPOSITION

The Audit Committee shall have at least three members. Each Audit Committee member shall be “independent,” as defined in accordance with the rules of the Nasdaq Stock Market (“NASDAQ”), the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Commission promulgated thereunder. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. No person shall be deemed independent if he or she is an employee or other affiliated person of the Corporation or one of its subsidiaries, or if he or she accepts any consulting, advisory or other compensatory fee from the Corporation. The members of the Audit Committee shall be financially literate and able to read and understand financial statements. At least one member of the Audit Committee shall satisfy both of the following requirements: (1) he or she shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in such individual’s financial sophistication, including having been a chief executive officer, chief financial offer or other senior officer with financial oversight responsibilities; and (2) he or she shall constitute a “financial expert” for purposes of the Act and the rules of the Commission under the Act.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until the next annual meeting or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

Ill.	MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its responsibility to foster open communication, the Committee should meet at least annually with management and the outside auditors in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee should meet with the outside auditors and management quarterly to review the Corporation’s financial statements. A majority of the Audit Committee shall constitute a quorum, and the action of a majority of the members of the Audit Committee present at any meeting at which a quorum is present, or acts unanimously adopted in writing without the holding of a meeting, shall be the acts of the Audit Committee. The Chair of the Committee shall report to the Board of Directors following the meetings of the Audit Committee.

IV.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

•	Create an agenda for the ensuing year.

•	Review and reassess this Charter at least annually and propose to the Board any recommended changes.

•	Review and comment upon the Corporation’s annual financial statements and any reports or other financial information submitted to the Commission or the public, including the internal control report to be included in the Corporation’s annual reports in accordance with the Act and the rules of the Commission under the Act, and further including any certification, report, opinion, or review rendered by the outside auditors.

•	Review with financial management and the outside auditors the Corporation’s Quarterly Reports on Form 10-Q, and earnings press releases and earnings guidance provided to analysts and rating agencies, prior to filing or prior to the release of earnings.

•	Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.

•	Retain independent counsel, auditors, or others to assist the Audit Committee in the conduct of any investigation, or to discuss matters that may have a significant impact on the Corporation, including those matters that may affect its financial reporting, auditing procedures or compliance policies and programs.

•	Review and comment upon the Code of Ethics (and any amendments and supplements thereto) adopted by the Corporation.

•	Consider and respond to disclosure to the Audit Committee of fraud or internal control deficiencies discovered by senior officers of the Corporation in those officers evaluation of the Corporation’s disclosure controls and procedures.

•	Discuss the Corporation’s policies with respect to risk assessment and risk management with senior management and the Corporation’s outside auditors.

•	Review the management representation letter issued to the Corporation’s outside auditors.

•	Discuss with the party responsible for investor relations what is being said or asked about the Corporation (because it may further assist the Committee in asking probing questions to management).

•	Take any action the full Board of Directors might take with respect to reports from management, the internal auditors and the outside auditors assessing the impact of significant regulatory changes and accounting or reporting developments proposed by the Financial Accounting Standards Board or the Commission or any other significant developments that may have an effect on matters within the scope of the Board of Directors’ or Audit Committee’s authority.

•	Review current and pending litigation or regulatory proceedings bearing on corporate governance in which the Corporation is a party.

•	Review in-house policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditors or the outside auditors.

•	Review internal information and reporting systems to ensure that senior management and the Board review timely and accurate information that is sufficient to enable officers and directors to reach informed judgments concerning the Corporation’s business performance and its compliance with laws, regulations, and corporate ethics policies.

•	Consider such other matters in relation to the financial affairs of the Corporation and its accounts and in relation to the external audit of the Corporation as the Audit Committee may, in its discretion, determine to be advisable.

Outside Auditors

•	Select and retain, evaluate, and where appropriate, discharge and replace the Corporation’s outside auditors (or nominate the outside auditors to be proposed for stockholder approval in any proxy statement), taking into account considerations of independence and effectiveness, and approve the fees and other compensation to be paid to the outside auditors.

•	Confirm that the outside auditors satisfy the auditing, quality control, ethics and independence requirements of the Act (and the accounting board created pursuant to the Act), the rules of the Commission under the Act and, if applicable, the rules of NASDAQ.

•	On an annual basis, obtain from the outside auditors a formal written statement delineating all relationships between the auditors and the Corporation, and review and discuss with the outside auditors all significant relationships the outside auditors have with the Corporation to determine the outside auditors’ independence.

•	Actively engage in a dialogue with the auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the auditors and take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditors.

•	Ensure that the outside auditors do not provide to the Corporation any non-audit services, the provision or receipt of which is prohibited by the Act or the rules of the Commission under the Act.

•	Approve in writing in advance any provision by the outside auditors to the Corporation of any non-audit services the provision of which is not prohibited by the Act or the rules of the Commission under the Act and ensure that such permitted services are not provided to the Corporation without the Audit Committee’s prior approval except where permitted by the Act or the rules of the Commission under the Act.

•	Advise the outside auditors of their ultimate accountability to the Board of Directors and the Audit Committee, as representatives of the stockholders.

•	Periodically consult with the outside auditors out of the presence of management about internal controls and the completeness and accuracy of the Corporation’s financial statements.

•	At least annually, obtain and review a report by the outside auditors describing: (i) their firm’s internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of their firm, or by any inquiry or investigation by governmental or professional authorities, within the last five years, respecting one or more independent audits carried out by the firm, and any steps taken to address any such issues.

•	Meet with the outside auditors and discuss the role of the Audit Committee, the fact that the outside auditors report to the Audit Committee, and the form and content of the report to be delivered to the Audit Committee.

•	Set policies for the hiring by the Corporation of employees or former employees of the outside auditors.

•	Review with the outside auditors any audit problems and management’s response.

•	Resolve disputes between management and the outside auditors regarding financial reporting.

•	Consider such other matters in relation to the Corporation’s external audit coverage as the Audit Committee may, in its discretion, determine to be advisable.

Financial Reporting Process

•	In consultation with the outside auditors, review the integrity of the Corporation’s financial reporting processes, both internal and external.

•	Consider the outside auditors’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

Miscellaneous

•	Review and approve in advance, and oversee, all related party transactions.

•	Establish procedures for receiving and responding to complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

The Audit Committee shall have unrestricted access to Corporation personnel and documents and will be given the resources necessary to operate under this charter.

Q.E.P. CO., INC.

1081 Holland Drive

Boca Raton, Florida 33487

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR USE AT THE 2003 ANNUAL MEETING OF THE COMPANY’S STOCKHOLDERS.

The undersigned hereby appoints Lewis Gould and Marc P. Applebaum, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of stock of Q.E.P. Co., Inc. held of record by the undersigned at the close of business on June 20, 2003, at the annual meeting of stockholders to be held on July 11, 2003 or any adjournment thereof.

1.	ELECTION OF DIRECTORS

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW)

GEARY COTTON	LEONARD GOULD	LEWIS GOULD
CHRISTIAN NAST		EMIL VOGEL

2.	PROPOSAL TO RATIFY AND APPROVE THE ISSUANCE OF COMPANY COMMON STOCK IN CONNECTION WITH THE GUARANTY OF COMPANY OBLIGATIONS BY THE COMPANY’S CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND LARGEST STOCKHOLDER.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued on reverse side)

(Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

DATED: 2003

Signature

Signature if held jointly

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE